UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

International Bancshares Corporation

(Exact Name of Registrant as Specified in its Charter)

Texas	74-2157138
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1200 San Bernardo Avenue, Laredo, Texas 78042-1359

(Address of Principal Executive Offices) (Zip Code)

2005 International Bancshares Corporation Stock Option Plan

(Full Title of the Plan)

Dennis E. Nixon

Chairman of the Board and President

International Bancshares Corporation

1200 San Bernardo Avenue

Laredo, Texas 78042-1359

(956) 722-7611

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Cox Smith Matthews Incorporated

112 East Pecan Street, Suite 1800

San Antonio, Texas 78205

Attn: Cary Plotkin Kavy

(210) 554-5500

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $1.00 par value	475,000 shares	(1)	$30.14	(2)	$14,316,500.00	(2)	$1,685.05

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)          For the purpose of computing the registration fee only, the price shown is based upon the price of $30.14 per share, the average of the high and low sales prices for the Common Stock of International Bancshares Corporation in the Nasdaq Market on September 2, 2005 in accordance with Rule 457(h).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by International Bancshares Corporation, a Texas corporation (the “Company” or “Registrant”), are incorporated herein by reference:

(a)   The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Commission on March 15, 2005.

(b)   The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, and June 30, 2005, filed with the Commission on May 3, 2005 and August 4, 2005, respectively.

(c)   The Registrant’s Current Reports on Form 8-K filed with the Commission on March 7, 2005, April 1, 2005, April 7, 2005, April 28, 2005, May 20, 2005 and July 28, 2005.

(d)   The description of the Registrant’s Common Stock is contained in Registrant’s Registration Statement filed pursuant to Section 12 of the Exchange Act and is incorporated in this Registration Statement by reference, including any subsequent amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

As permitted by the Texas Business Corporation Act (the “TBCA”), the Company’s Articles of Incorporation provide that a director of the Company shall not be liable to the Company or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability (i) for breach of the duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a transaction for which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (iv) for an act or omission for which the liability of the director is expressly provided by an applicable statute.  In addition, Article 2.02-1 of the TBCA (“Article 2.02-1”), the Company’s Articles of Incorporation and the Company’s By-laws (the “By-laws”), under certain circumstances, provide for the indemnification of the Company’s officers, directors, employees, and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to the TBCA, the Articles of Incorporation and the By-laws.

In general, under Article 2.02-1, any director, officer, employee or agent of a Texas corporation may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys’ fees) incurred in connection with a legal proceeding to which he was a party as a result of such relationship, if he acted in good faith and reasonably believed that in the case of conduct in his official capacity as a director, officer, employee or agent of the corporation, that his conduct was in the corporation’s best interests, and in all other cases, that his conduct was at least not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, that he had no reasonable cause to believe his conduct was unlawful.

Under Article 2.02-1, a determination of indemnification must be made (i) by a majority vote of a quorum of the board of directors who at the time of the vote are not named defendants or respondents in the proceeding, (ii) if such a quorum is unobtainable, a majority vote of a committee of the board of directors, (iii) by independent legal counsel or (iv) by the shareholders in a vote that excludes the shares held by directors who are named defendants or respondents in the proceeding. A Texas corporation must indemnify a director, officer, employee or agent of the corporation who is successful, on the merits or otherwise, in the defense of the proceeding.

Article 2.02-1 permits a Texas corporation to advance funds to pay the reasonable expenses of any director, officer, employee or agent of the corporation involved in such action provided that the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification specified by Article 2.02-1 and a written undertaking that the person will repay the advanced funds unless it is ultimately determined that he is not entitled to indemnification.

Indemnification of directors, officers, employees and agents of the Company may also be granted pursuant to provisions of the By-laws that may be adopted in the future, pursuant to the terms of agreements that may be entered into in the future or pursuant to a vote of shareholders or disinterested directors.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

4.1

Articles of Incorporation of International Bancshares Corporation incorporated herein as an exhibit by reference to the Current Report, Exhibit 3.1 therein, under the Securities Exchange Act of 1934, filed by Registrant on Form 8-K with the Securities and Exchange Commission on June 20, 1995, SEC File No. 09439.

4.2

Articles of Amendment to the Articles of Incorporation of International Bancshares Corporation dated May 22, 1998 incorporated herein by reference to Exhibit 3(c) of the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 1999, SEC file No. 09439.

4.3

Articles of Amendment to the Articles of Incorporation of International Bancshares Corporation dated May 21, 2002 incorporated herein by reference to Exhibit 3(d) of the Registrant’s Annual Report on Form 10-K.

filed with the Securities and Exchange Commission on March 12, 2004, SEC file No. 09439.

4.4

Articles of Amendment to the Articles of Incorporation of International Bancshares Corporation filed with the Secretary of State of the State of Texas on May 17, 2005, incorporated herein as an exhibit by reference to the Current Report, Exhibit 3.1 therein, under the Securities Exchange Act of 1934, filed by Registrant on Form 8-K with the Securities and Exchange Commission on May 20, 2005, SEC File No. 09439.

4.5

Restated By-Laws of International Bancshares Corporation incorporated herein by reference to Exhibit 3(b) of the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2004, SEC file No. 09439.

5.1	Opinion of Cox Smith Matthews Incorporated as to the legality of the Common Stock being registered (filed herewith).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Cox Smith Matthews Incorporated (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page of this Registration Statement).

Item 9. Undertakings

(a)                                  The Registrant hereby undertakes:

(1)                To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laredo, State of Texas, on the 7th day of September, 2005.

INTERNATIONAL BANCSHARES CORPORATION
(Registrant)
By:	/s/ Dennis E. Nixon
Dennis E. Nixon, President and Chief Executive Officer

POWERS OF ATTORNEY

We, the undersigned officers and directors of International Bancshares Corporation, hereby severally constitute and appoint Dennis E. Nixon our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith, any other Registration Statement related to the same offering, and any and all amendments (including post-effective amendments) to the Registration Statement, and generally to do all things in our name and behalf in the capacities indicated below to enable International Bancshares Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements to the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Name and Title	Date

/s/ Dennis E. Nixon	President, Chief Executive Officer	September 7, 2005
Dennis E. Nixon	(Principal Executive Officer) and
Director

/s/ Imelda Navarro	Treasurer (Principal Financial	September 7, 2005
Imelda Navarro	Officer and Principal Accounting
Officer) and Director

/s/ Lester Avigael	Director	September 7, 2005
Lester Avigael

/s/ Irving Greenblum	Director	September 7, 2005
Irving Greenblum

/s/ David Guerrra	Director	September 7, 2005
R. David Guerra

/s/ Daniel B. Hastings, Jr.	Director	September 7, 2005
Daniel B. Hastings, Jr.

/s/ Richard E. Haynes	Director	September 7, 2005
Richard E. Haynes

/s/ Sioma Neiman	Director	September 7, 2005
Sioma Neiman

/s/ Peggy J. Newman	Director	September 7, 2005
Peggy J. Newman

/s/ Leonardo Salinas	Director	September 7, 2005
Leonardo Salinas

/s/ Antonio R. Sanchez, Jr.	Director	September 7, 2005
Antonio R. Sanchez, Jr.